N E W S R E L E A S E

CONTACT:
Gregory M. Dearlove
Senior Vice President & Chief Financial Officer
(716) 887-7262

CTG Reports 2005 First Quarter Results
Billable Headcount Increases 33%; Positioned for Double-digit Revenue Growth in 2005

BUFFALO, N.Y. - April 27, 2005 - CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2005 first quarter which ended on April 1, 2005. Prior period results reflect CTG's divestiture of its business operations in The Netherlands, which had an effective date of January 1, 2004 and are reported as discontinued operations.

CTG reported 2005 first quarter revenues from continuing operations of $68.7 million, an 11.8 % increase from 2004 first quarter revenues from continuing operations of $61.4 million. Income from continuing operations was $0.5 million, or $0.03 per diluted share in the 2005 first quarter, compared with $0.8 million, or $0.05 per diluted share in the 2004 first quarter. CTG's net income for the 2005 first quarter was $0.5 million, or $0.03 per diluted share, compared with a 2004 first quarter net loss of $3.5 million, or $0.20 per diluted share, which included a $4.3 million loss from discontinued operations.

"CTG's 11.8% revenue growth reflects the addition of 700 billable staff, primarily in our strategic staffing business during the quarter, which resulted in the Company exceeding our revenue guidance and our initial forecast of 500 additional staff," said CTG Chairman and Chief Executive Officer James R. Boldt. "Our strategy has positioned CTG for a double-digit revenue increase in 2005. Our revenue increase of 11.8% in the first quarter of 2005 versus the first quarter last year and our guidance of a revenue increase in the 22% to 25% range for the second quarter of the year confirm the validity of our strategy, investments in our business, and the strength of our execution."

Mr. Boldt added, "Demand remains strong in our strategic staffing and healthcare businesses which both achieved double-digit revenue growth in the quarter. Our revenues in Europe grew by 26% in the quarter, reflecting the large healthcare engagement that began in the 2004 second half, and continued strength in demand for testing services. In 2005, CTG's major areas of focus for new growth will be on our offerings for testing and Sarbanes-Oxley compliance, as well as the marketing of our best shore application management product targeted to the banking, finance, securities and insurance market. In our healthcare practice, we are also increasing our focus on the payer market and expanding our offerings targeted to this segment, which represents a strong opportunity for additional growth."

CTG also issued guidance for the second quarter of 2005. Based on current business and market conditions, CTG expects that its revenues from continuing operations and net income per diluted share for the second quarter of 2005 will range from $72 million to $74 million and $0.03 to $0.05, respectively. Mr. Boldt commented, "We will see the full earnings contribution from this growth later after we realize greater efficiencies and all our transitional costs for this significant new business are absorbed."

Mr. Boldt concluded, "We are delighted with the top-line growth that we are currently seeing. Our strategic focus on our staffing business and supporting the needs of large technology service providers has proven to be a sound one since the staffing market cycle is different from solutions and the recovery in the solutions market is still tentative. We continue to focus on expanding our higher margin solutions business and during the quarter launched new offerings targeted to the healthcare and life sciences markets and as a result have already secured several new assessment engagements. Overall, we remain confident that our current revenue growth and expanding solutions offerings will enhance CTG's long-term profitability and competitive position."

Backed by 39 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,200 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2004 Form 10-K and Management's Discussion and Analysis section of the Company's 2004 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on Thursday April 28, 2005 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-230-1093 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time April 28, 2005 and 1:00 PM Eastern Time May 1, 2005 by dialing 1-800-475-6701 and entering the conference ID number 769272.

COMPUTER TASK GROUP, INCORPORATED (CTG)
Consolidated Statement of Operations

(amounts in thousands except per share data)
	For the Quarter Ended
	April 1,	April 2,
	2005	2004

Revenue	$68,683	$61,447
Direct costs	52,170	44,853
Selling, general and administrative expenses	15,585	15,163
Operating income	928	1,431
Net other expense	(222)	(127)
Income from continuing operations before income taxes	706	1,304
Provision for income taxes	222	522
Income from continuing operations	484	782
Loss from discontinued operations (including loss
on disposal of $3.7 million in 2004)	-	(4,316)
Net income (loss)	$484	$(3,534)

Basic net income (loss) per share:
Continuing operations	$0.03	$0.05
Discontinued operations	-	(0.26)
Basic net income (loss) per share	$0.03	$(0.21)

Diluted net income (loss) per share:
Continuing operations	$0.03	$0.05
Discontinued operations	-	(0.25)
Diluted net income (loss) per share	$0.03	$(0.20)

Weighted average shares outstanding:
Basic	16,813	16,718
Diluted	17,242	17,243

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Balance Sheets (amounts in thousands)

	April 1, 2005	April 2, 2004		April 1, 2005	April 2, 2004

Current Assets:			Current Liabilities:
Cash and cash equivalents	$3,685	$3,557	Accounts payable	$8,258	$5,978
Accounts receivable, net	66,707	46,771	Accrued compensation	28,405	18,307
Other current assets	4,158	2,864	Other current liabilities	8,771	7,217
Total Current Assets	74,550	53,192	Total Current Liabilities	45,434	31,502
Property and equipment, net	7,101	6,659	Long-term debt	12,271	8,961
Other assets	41,597	42,246	Other liabilities	8,921	8,486
			Shareholders' equity	56,622	53,148
			Total Liabilities and
Total Assets	$123,248	$102,097	Shareholders' Equity	$123,248	$102.097

- END -

Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.